EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 Registration Statement No. 333-115557 of Pinnacle Entertainment, Inc. and Additional Subsidiary Guarantor Registrants of our report dated March 9, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to Pinnacle Entertainment, Inc.’s change in accounting for goodwill and other intangibles assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 4, 2004